DEF 14A

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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LSB Industries, Inc.

(Name of Registrant as Specified In Its Charter)

Not Applicable

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LSB INDUSTRIES, INC.
1B16 South Pennsylvania Avenue
3BPost Office Box 754
4BOklahoma City, OK 73101

5BNotice of Annual Meeting of Stockholders
6BTo Be Held June 4, 2009

To the Stockholders of
LSB Industries, Inc.

The Annual Meeting of the Stockholders of LSB Industries, Inc. (the "Company") will take place at the Company's offices located at 16 S. Pennsylvania Avenue, Oklahoma City, Oklahoma, on Thursday, June 4, 2009, at 11:30 a.m. (CDT), for the purpose of considering and acting upon the following matters:

(1)	The election of four nominees to the Board of Directors;
(2)	The ratification of the appointment of the independent registered public accounting firm; and
(3)	Any other business which properly may come before the meeting or any adjournment of the meeting.

The Board of Directors has fixed the close of business on April 8, 2009, as the record date for the determination of holders of the common stock and voting preferred stock of the Company entitled to receive notice of, and to vote at, the annual meeting.

Your vote is important. To ensure the presence of a quorum at the annual meeting, please sign and promptly return the enclosed Proxy Card in the accompanying self-addressed envelope, which requires no postage if mailed in the United States.  In addition, you can vote by telephone or Internet. Instructions are included on the proxy card.

The Company is distributing its 2008 Annual Report to Stockholders with the enclosed proxy soliciting material.

By order of the Board of Directors

David M. Shear
Senior Vice President,
Secretary and General Counsel

Oklahoma City, Oklahoma
May 11, 2009

LSB INDUSTRIES, INC.
2B16 South Pennsylvania Avenue
Post Office Box 754
7BOklahoma City, OK 73101

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 4, 2009

SOLICITATION OF PROXIES

Solicitation

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of LSB Industries, Inc. (the "Company", “we,” “us” or “our”) of proxies to be voted at the Annual Meeting of Stockholders to take place on Thursday, June 4, 2009, at 11:30 a.m. at the Company's offices located at 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma and at any adjournment thereof. This proxy statement and the proxy card are being first sent to the stockholders of the Company on or about May 11, 2009.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What matters are being considered?

You will be voting on each of the following items of business:

(1) The election of four nominees to the Board of Directors; and
(2) The ratification of the appointment of the independent registered public accounting firm.

The Board of Directors recommends a vote “FOR” each of the proposals.

Will other matters be brought before the meeting?

The Board of Directors does not intend to bring any other matters before the annual meeting and does not expect any other items of business because the deadline for stockholder proposals and nominations has already past.  However, if any other matter is properly brought before the annual meeting, the accompanying proxy gives discretionary authority to the persons named in the proxy with respect to any other matters that might be brought before the meeting.  Those persons intend to vote that proxy in accordance with their best judgment on such matter.

Who is entitled to vote at the meeting?

You may vote if you owned stock as of the close of business on April 8, 2009, which is the record date for determining who is eligible to vote at the annual meeting.

As of the close of business on the record date, we had the following shares of common stock and voting preferred stock issued and outstanding which were eligible to vote:

(a)	21,109,812 shares of common stock (excluding 3,848,518 shares held in treasury), with each share entitled to one vote;

(b)	546.5 shares of Convertible Noncumulative Preferred Stock (“Noncumulative Preferred”), with each full share entitled to one vote and each half share entitled to one-half of one vote;

(c)	20,000 shares of Series B 12% Cumulative Convertible Preferred Stock (“Series B Preferred”), with each share entitled to one vote; and

(d)	1,000,000 shares of Series D 6% Cumulative Convertible Preferred Stock ("Series D Preferred"), with each share entitled to .875 of one vote.

Shares of our Noncumulative Preferred, Series B Preferred and Series D Preferred are referred to as our “voting preferred stock.” All of our outstanding shares of common stock and voting preferred stock will vote together as a single class on all matters coming before the annual meeting.

What constitutes a quorum?

In order to conduct the annual meeting, we must have a quorum.  A majority of all of the outstanding shares of common stock and voting preferred stock, represented as a single class, entitled to notice of, and to vote at, the annual meeting, represented in person or by proxy, will constitute a quorum for the meeting.

What vote is required to approve the items under consideration?

•	Directors are elected by a plurality of the shares present in person or represented by proxy and entitled to vote at the annual meeting.
•
The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the annual meeting.

How do I vote?

If you are a stockholder whose shares are registered in your name, you may vote your shares in person at the meeting or by one of the three following methods:

•	Vote by Internet, by going to the web address Hwww.envisionreports.com/LXUH and following the instructions for Internet voting.

•	Vote by Telephone, by dialing 1-800-652-8683, which is a toll-free number, and following the instructions for telephone voting.

•	Vote by Proxy Card, by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. If you vote by Internet or telephone, please do not mail your proxy card.

If your shares are held in “street name” (through a broker, bank or other nominee), you may receive a separate voting instruction form with this proxy statement, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet or by telephone.

Can I change my mind after I vote?

Yes, you may change your mind at any time before the polls close at the meeting. You can change your vote by:

•	executing and submitting a revised proxy;

•	providing a written revocation to the Secretary of the Company; or

•	voting in person at the meeting.

In the absence of a revocation, shares represented by the proxies will be voted at the meeting. Your attendance at the meeting will not automatically revoke your proxy. If you do not hold your shares directly, you should follow the instructions provided by your broker, bank or nominee to revoke your previously voted proxy.

What if I sign and return my proxy card but I do not include voting instructions?

If you sign your proxy card and return it to us but you do not include voting instructions as to the proposal, your proxy will be voted “FOR” the proposals.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940-3078, (800) 884-4225 (US and Canada) and (781) 575-4706 (outside U.S. and Canada)

Will my shares be voted if I do not provide my proxy?

No.  If your shares are registered in your name, they will not be voted, unless you submit your proxy or vote in person at the meeting.  If you hold your shares directly in your own name, you must vote, either by completing, signing and delivering a proxy, voting by telephone or the internet, or attending the meeting and voting at the meeting.

If your stock is held in your brokerage account, you can instruct your broker how your shares should be voted.  If you fail to give your broker instructions, the broker may submit a “broker non-vote.”

If you did not give instructions to your broker how to vote your shares, the broker may vote your shares in its discretion for the election of directors and the ratification of the independent accounts.  If the broker does not vote, a broker “non-vote” is counted toward the shares needed for a quorum, but because a broker non-vote is not considered to be eligible to vote, it is not counted in determining whether the proposal has been approved.

Are abstentions counted?

If your proxy indicates an abstention from voting on the proposal, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting. Because abstentions represent shares entitled to vote, if you abstain from voting on a proposal, your abstention  (a) will have no effect on the election of directors and (b) will have the effect of a vote against the ratification of the appointment of the independent registered public accounting firm.

Who will count the votes?

All votes will be tabulated by the inspector of election appointed for the annual meeting, who will separately tabulate affirmative and negative votes and abstentions.

What is the deadline for submission of stockholder proposals for the 2010 annual meeting?

If you wish to submit proposals to be included in our proxy statement for our 2010 annual meeting, proposals must be received at our principal executive offices in writing not later than January 11, 2010.  Proposals must satisfy the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, or the Exchange Act.

The deadline for providing us with timely notice of matters that you otherwise desire to introduce at our next annual meeting of stockholders, other than those that will be included in our proxy materials, is 50 days prior to the date of the 2010 annual meeting (or if we give less than 60 days notice of the date of the 2010 annual meeting, written notice of the proposal must be received not later than the close of business on the 10th day following the day on which we mail notice of, or publicly disclose, the date of the meeting).  The written notice must set forth: (a) a brief description of the business desired to be presented before the annual meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on the Company's books, of the stockholder proposing such business; (c) the class and number of shares of the Company's voting stock beneficially owned by such stockholder; and (d) any material interest of such stockholder in such business.

If you wish to present a proposal, but you fail to notify us by such deadline, you will not be entitled to present the proposal at the meeting.  We suggest that you submit your proposals by registered mail, return receipt requested, attention: Secretary.

Who is paying the cost of this solicitation?

We will pay for preparing, printing and mailing this proxy statement. Proxies may be solicited on our behalf by our directors, officers or employees, without additional consideration, in person or by telephone, electronic transmission and facsimile transmission. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their out-of-pocket costs of sending the proxy materials to our beneficial owners.  We have also retained and will pay for the services of Georgeson, Inc. to assist in the solicitation of proxies for a fee of $6,500, plus reasonable charges and out-of-pocket expenses incurred by them.

Stockholder List

A list of stockholders entitled to vote at the annual meeting will be open to the examination of any stockholder for any purpose germane to the annual meeting during ordinary business hours commencing 10 days before the annual meeting.  The list will be maintained at our principal executive offices located at 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma.

12BPROPOSAL 1

11BELECTION OF DIRECTORS

General

The Board of Directors has nominated Robert C. Brown, Barry H. Golsen, David R. Goss and John A. Shelley to each serve a three-year term expiring in 2012. Each of the nominees is presently serving as a director of the Company.

If any of the nominees become unable or unwilling to serve for good cause (an event which the Board of Directors does not anticipate), the person or persons named in the proxy card as the proxies will vote for the election of the person or persons recommended by a majority of the independent directors then serving on the Board of Directors. The proxies cannot be voted for a greater number of persons than the number of nominees.

Our Certificate of Incorporation and By-laws provide for the division of the Board of Directors into three classes, each class consisting as nearly as possible of one-third of the whole. The term of office of one class of directors expires each year, with each class of directors elected for a term of three years and until their successors are duly elected and qualified. Messrs. Brown, Golsen, Goss and Shelley are in the class whose term is expiring as of the annual meeting, and are standing for election to serve a term that will expire in 2012.

The Company's By-laws provide that the Board of Directors, by resolution from time to time, may fix the number of directors that shall constitute the whole Board of Directors. The By-laws presently provide that the number of directors may consist of not less than three nor more than thirteen. The Board of Directors currently consists of thirteen members.

The following sets forth certain information regarding the nominees and all other directors whose term will continue after the annual meeting.

Nominees

Robert C. Brown, M.D., age 77. Dr. Brown first became a director in 1969. His term will expire in 2009. Dr. Brown has practiced medicine for many years and is Vice President and Treasurer of Plaza Medical Group, P.C. and President and Chief Executive Officer of ClaimLogic L.L.C. Dr. Brown received both his undergraduate and medical degrees from Tufts University after which he spent two years in the United States Navy as a doctor and over three years at the Mayo Clinic.  Dr. Brown is also a Clinical Professor at University of Oklahoma Medical School.

Barry H. Golsen, J.D., age 58. Mr. Golsen first became a director in 1981. His term will expire in 2009. Mr. Golsen was elected President of the Company in 2004. Mr. Golsen has served as our Vice Chairman of the Board of Directors since August 1994, and has been the President of our Climate Control Business for more than five years. Mr. Golsen served as a director of the Oklahoma branch of the Federal Reserve Bank. Mr. Golsen has both his undergraduate and law degrees from the University of Oklahoma.

David R. Goss, age 68. Mr. Goss first became a director in 1971. His term will expire in 2009. Mr. Goss, a certified public accountant, is our Executive Vice President of Operations and has served in substantially the same capacity for more than five years. Mr. Goss is a graduate of Rutgers University.

John A. Shelley, age 58. Mr. Shelley first became a director in 2005. His term will expire in 2009. Mr. Shelley is the President and Chief Executive Officer of The Bank of Union (“Bank of Union”) located in Oklahoma. He has held this position since 1997. Prior to 1997, Mr. Shelley held various senior level positions in financial institutions in Oklahoma including the position of President of Equity Bank for Savings, N.A., a savings and loan that was owned by the Company prior to 1994. Mr. Shelley is a graduate of the University of Oklahoma.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION
OF THE FOUR NOMINEES AS DIRECTORS OF THE COMPANY

Continuing Directors

Raymond B. Ackerman, age 86. Mr. Ackerman first became a director in 1993. His term will expire in 2011. From 1952 until his retirement in 1992, Mr. Ackerman served as Chairman of the Board and President of Ackerman McQueen, Inc., the largest advertising and public relations firm headquartered in Oklahoma. He currently serves as Chairman Emeritus of the firm. He retired as a Rear Admiral in the United States Naval Reserve. He is a graduate of Oklahoma City University, and in 1996, was awarded an honorary doctorate from the school. He was elected to the Oklahoma Hall of Fame in 1993 and the Oklahoma Commerce and Industry Hall of Honor in 1998.  He served as the President of the Oklahoma City Chamber of Commerce, the United Way, Allied Arts and six other Oklahoma City based non-profit organizations.

Charles A. Burtch, age 73. Mr. Burtch first became a director in 1999. His term will expire in 2010. Mr. Burtch was formerly Executive Vice-President and West Division Manager of BankAmerica, where he managed BankAmerica’s asset-based lending division for the western third of the United States. He retired in 1998 and has since been engaged as a private investor. Mr. Burtch is a graduate of Arizona State University.

Robert A. Butkin, age 56.  Mr. Butkin first became a director in August 2007.  His term will expire in 2010.  Mr. Butkin is currently a Professor of Law at the University of Tulsa College of Law. He was Dean of the Tulsa College of Law from 2005 to 2007. Mr. Butkin also serves as President of BRJN Capital Corporation, a private investment company. Mr. Butkin served as Assistant Attorney General for the State of Oklahoma from 1987 to 1993, and served from 1995 to 2005 as the State Treasurer of Oklahoma. He has served in various organizations, including holding the presidency of the Southern State Treasurers Association.  He chaired the Banking, Collateral and Cash Management Committee for the National Association of State Treasurers.  In addition, from 1981 to 1995, he served on the Board of Citizens Bank of Velma, Oklahoma, and he served as Chairman of the Board of that bank from 1991 to 1994. He attended and received a Bachelor of Arts degree from Yale College. He received his Juris Doctorate from the University of Pennsylvania Law School in 1978.

Jack E. Golsen, age 80. Mr. Golsen first became a director in 1969. His term will expire in 2010. Mr. Golsen, founder of the Company, is our Chairman of the Board of Directors and Chief Executive Officer and has served in that capacity since our inception in 1969. Mr. Golsen served as our President from 1969 until 2004. During 1996, he was inducted into the Oklahoma Commerce and Industry Hall of Honor as one of Oklahoma’s leading industrialists. Mr. Golsen has a Bachelor of Science degree from the University of New Mexico. Mr. Golsen is a Trustee of Oklahoma City University. During his career, he acquired or started the companies which formed the Company. He has served on the boards of insurance companies, several banks and was Board Chairman of Equity Bank for Savings N.A. which was formerly owned by the Company.

Bernard G. Ille, age 82. Mr. Ille first became a director in 1971. His term will expire in 2011. Mr. Ille served as President and Chief Executive Officer of United Founders Life from 1966 to 1988. He served as President and Chief Executive Officer of First Life Assurance Company from 1988, until it was acquired by another company in 1994. During his tenure as President of these two companies, he served as Chairman of the Oklahoma Guaranty Association for ten years and was President of the Oklahoma Association of Life Insurance Companies for two terms. He is a director of Landmark Land Company, Inc., which was the parent company of First Life. He is also a director for Quail Creek Bank, N.A. Mr. Ille is currently President of BML Consultants and a private investor. He is a graduate of the University of Oklahoma.

Donald W. Munson, age 76. Mr. Munson first became a director in 1997. His term will expire in 2011. From 1988, until his retirement in 1992, Mr. Munson served as President and Chief Operating Officer of Lennox Industries. Prior to 1998, he served as Executive Vice President of Lennox Industries’ Division Operations, President of Lennox Canada and Managing Director of Lennox Industries’ European Operations. Prior to joining Lennox Industries, Mr. Munson served in various capacities with the Howden Group, a company located in Scotland, and The Trane Company, including serving as the managing director of various companies within the Howden Group and Vice President Europe for The Trane Company. He is currently a consultant. Mr. Munson is a resident of England. He has degrees in mechanical engineering and business administration from the University of Minnesota.

Ronald V. Perry, age 59. Mr. Perry first became a director in August 2007.  His term will expire in 2011.  Mr. Perry currently serves as President of Prime Time Travel, which he founded in 1979. He also serves on the Alumni Board of Directors for Leadership Oklahoma City.  Mr. Perry has served in various charitable and civic organizations. Mr. Perry is also a past President of the Oklahoma City Food Bank and has served as President of the OKC Food Bank Board of Directors. In 2007, the mayor of Oklahoma City appointed Mr. Perry to serve as a commissioner on the Oklahoma City Convention and Visitors Bureau. Mr. Perry graduated from Oklahoma State University, with a Bachelor’s degree in Business Administration.

Horace G. Rhodes, age 81. Mr. Rhodes first became a director in 1996. His term will expire in 2010. Mr. Rhodes is the Chairman of the law firm of Kerr, Irvine, Rhodes & Ables and has served in such capacity and has practiced law for many years. From 1972 until 2001, he served as Executive Vice President and General Counsel for the Association of Oklahoma Life Insurance Companies and since 1982 served as Executive Vice President and General Counsel for the Oklahoma life and Health Insurance Guaranty Association. Mr. Rhodes received his undergraduate and law degrees from the University of Oklahoma.

Tony M. Shelby, age 67. Mr. Shelby first became a director in 1971. His term will expire in 2011. Mr. Shelby, a certified public accountant, is our Executive Vice President of Finance and Chief Financial Officer, a position he has held for more than five years. Prior to becoming our Executive Vice President of Finance and Chief Financial Officer, he served as Chief Financial Officer of a subsidiary of the Company and was with the accounting firm of Arthur Young & Co., a predecessor to Ernst & Young LLP. Mr. Shelby is a graduate of Oklahoma City University.

8BPROPOSAL 2

9BRATIFICATION OF APPOINTMENT OF
10BINDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Ernst & Young LLP, Independent Registered Public Accounting Firm ("Ernst & Young"), as the Company's auditors for 2009. Ernst & Young has served as the Company's auditors for more than five years, including the fiscal year most recently completed. If the stockholders do not ratify the appointment of Ernst & Young, the Audit Committee will reconsider the appointment.

Consistent with past practices, it is expected that one or more representatives of Ernst & Young will attend the annual meeting and will be available to respond to appropriate questions or make a statement should they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE
APPOINTMENT OF ERNST & YOUNG LLP.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

Our Board of Directors held 10 meetings in 2008. During 2008, no incumbent director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served, except Mr. Perry attended 70% of such Board of Directors meetings.  Although we do not currently have a policy with respect to the attendance of our directors at the annual meeting, the Company encourages each of its directors to attend whenever possible. A majority of the directors attended the Company's 2008 annual meeting of Stockholders.

Committees of the Board of Directors

We have an Audit Committee, a Compensation and Stock Option Committee and a Nominating and Corporate Governance Committee (the “Nominating Committee”).

Lead Director

The independent Directors of our Board appointed a Lead director from among the independent directors.  Mr. Shelley is the current Lead Director.  The Lead Director:

•	presides at meetings of the Board at which the chairman or vice chairman is not present, including executive sessions of the independent Directors;
•	serves as a liaison between the chairman and the independent Directors;
•	oversees the Board’s stockholder communications policies; and
•	has the authority to call meetings of the independent Directors.

Nominations of Directors

Nominating Committee.  The Nominating Committee consists entirely of independent Directors who were appointed by the Board to serve until their successors are appointed and qualify. The members of the Nominating Committee are Mr. Shelley (Chairman), Mr. Ackerman and Mr. Rhodes. The Nominating Committee’s primary responsibility is the annual identification and presentation to the Board of a list of qualified individuals recommended for nomination for election to the Board of Directors at the annual meeting of stockholders.  In addition to its primary responsibility, the Nominating Committee is also responsible for:

•	Recommending to the Board the selection criteria that should be considered for membership on the Board of Directors;
•	The periodic assessment of the selection criteria, and the recommendation of any changes to the selection criteria;
•	Identifying Director candidates meeting the selection criteria and aiding in attracting such candidates as Directors;
•	The consideration of proposed Director candidates, in light of the selection and performance criteria adopted by the Board;
•	Reviewing the qualifications of incumbent, replacement or additional Director candidates; and
•	Making periodic recommendations to the Board regarding its size and composition.

During 2008, the Nominating Committee held one regularly scheduled meeting.  The Nominating Committee operates under a written charter.  The Nominating Committee Charter is available on our website at Hwww.lsb-okc.comH or in paper form upon request to our corporate secretary.

The Nominating Committee will consider the qualifications of director candidates recommended by stockholders and evaluate each of them using the same criteria the Nominating Committee uses for incumbent candidates.  Director candidate recommendations by stockholders must be made in compliance with the procedures set forth in our By-laws by notice in writing delivered or mailed by first class U.S. mail, postage prepaid, to the Chair of the Nominating Committee, in care of the Corporate Secretary of the Company, 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107.  Please indicate on the envelope “Nominating Committee.”

In accordance with our By-laws, the Board of Directors will, through the Nominating Committee, consider director nominations submitted by a stockholder if the stockholder gives written notice of the proposed nomination to the Secretary of the Company at our principal executive office not less than 50 days prior to the date of the meeting of stockholders to elect directors; except, if less than 60 days notice or prior disclosure of the date of such meeting is given to the stockholders, then written notice by the stockholder must be received by our Secretary not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.  The stockholder's written notice must provide all information relating to such person that is required to be disclosed in solicitation of proxies pursuant to Regulation 14A under the Exchange Act.

Communication with the Board of Directors

Our Board of Directors believes that it is important for us to have a process whereby its stockholders may send communications to the Board.  Accordingly, stockholders and interested parties who wish to communicate with the Board of Directors, the independent Directors as a group, or a particular director may do so by sending a letter to Lead Director at 16 S. Pennsylvania Avenue, Oklahoma City, OK 73107. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Stockholder-Board Communication" or "Stockholder-Director Communication." All such letters must identify the author as a stockholder or an interested party and clearly state whether the intended recipients are all members of the Board of Directors, the independent Directors, or only certain specified individual directors.  The Lead Director will make copies of all such letters and circulate them to the appropriate director or directors.

Audit Committee

The Company has a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The members of the Audit Committee are Messrs. Bernard Ille (Chairman), Charles Burtch, Horace Rhodes, Ray Ackerman and John Shelley (added in November 2008). The Board has determined that each member of the Audit Committee is independent, as defined in the listing standards of the NYSE Euronext (“NYSE”) as of the 2008 fiscal year end. During 2008, the Audit Committee had six meetings. The Audit Committee operates under a written charter. The Audit Committee Charter is available on our website at Hwww.lsb-okc.comH or in paper form upon request to our corporate secretary.

The Company's Audit Committee assists the Board of Directors in monitoring the integrity of our financial statements, the independent registered public accounting firm's qualifications and independence, the performance of our internal audit function and independent registered public accounting firm, and our compliance with legal and regulatory requirements. In carrying out these purposes, the Audit Committee, among other things:

•	appoints, evaluates, and approves the compensation of, our independent registered public accounting firm;
•	pre-approves all auditing services and permitted non-audit services; annually considers the qualifications and independence of the independent registered public accounting firm;
•	reviews recommendations of independent registered public accounting firm concerning our accounting principles, internal controls and accounting procedures and practices;
•	reviews and approves the scope of the annual audit;
•	reviews and discusses with the independent registered public accounting firm the audited financial statements;
•	reviews and discusses with the independent registered public accounting firm the unaudited quarterly financial statements; and
•	performs such other duties as set forth in the Audit Committee Charter.

Audit Committee Financial Expert

While the Board of Directors endorses the effectiveness of our Audit Committee, its membership does not presently include a director that qualifies for designation as an “Audit Committee Financial Expert.” However, each of the current members of the Audit Committee is able to read and understand fundamental financial statements and at least one of its members is “financially sophisticated” and has financial management expertise. The Board of Directors believes that the background and experience of each member of the Audit Committee is sufficient to fulfill the duties of the Audit Committee. For these reasons, although the members of our Audit Committee are not professionally engaged in the practice of accounting or auditing, our Board of Directors has concluded that the ability of our Audit Committee to perform its duties is not impaired by the absence of an “Audit Committee Financial Expert.”

Audit Committee Report

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control.  The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors' independence from management and us, and has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board (including Independence Standards Board Standard No. 1), and considered the compatibility of nonaudit services with the auditors' independence.

The Audit Committee discussed with the Company's internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits.  The Audit Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal control, and the overall quality of the Company's financial reporting.  The Audit Committee held six meetings during 2008.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.  The Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm for 2009.

Members of the Audit Committee

Bernard G. Ille (Chairman)
Horace G. Rhodes
Charles A. Burtch
Raymond B. Ackerman
John A. Shelley

Notwithstanding anything to the contrary set forth in our filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate by reference previous or future filings, including this proxy statement, in whole or in part, the foregoing report of the Audit Committee and any statements regarding the independence of the Audit Committee members shall not be incorporated by reference into any such filings.

Fees Paid to Independent Registered Public Accounting Firm

Audit Fees

The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2008 and 2007, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those fiscal years, and for review of documents filed with the SEC for those fiscal years were approximately $1,455,001 and $1,635,057, respectively.

Audit-Related Fees

Ernst & Young LLP billed us $25,000 and $95,000 during 2008 and 2007, respectively, for audit-related services, which included benefit plan audit and accounting consultations that included assistance with our internal control documentation, the issuance of the 2007 Debentures, and the exchange tender offer during 2007.

Tax Fees

Ernst & Young LLP billed us $538,095 and $249,887 during 2008 and 2007, respectively, for tax services, and included tax return review and preparation and tax consultations and planning.

All Other Fees

We did not engage its accountants to provide any other services for the fiscal years ended December 31, 2008 and 2007.

Engagement of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for approving all engagements with Ernst & Young LLP to perform audit or non-audit services for us prior to us engaging Ernst & Young LLP to provide those services. All of the services under the headings Audit Related, Tax Services, and All Other Fees were approved by the Audit Committee in accordance with paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X of the Exchange Act. The Audit Committee has considered whether Ernst & Young LLP’s provision of the services described above for the fiscal years ended December 31, 2008 and 2007 is compatible with maintaining its independence.

Audit Committee's Pre-Approval Policies and Procedures

All audit and non-audit services that may be provided to us by our principal accountant, Ernst & Young LLP, require pre-approval by the Audit Committee. Further, Ernst & Young LLP shall not provide to us those services to the Company specifically prohibited by the SEC, including bookkeeping or other services related to the accounting records or financial statements of the audit client; financial information systems design and implementation; appraisal or valuation services, fairness opinion, or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions; human resources; broker-dealer, investment adviser, or investment banking services; legal services and expert services unrelated to the audit; and any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

Code of Ethics

Our Chief Executive Officer, Chief Financial Officer, principal accounting officer, and controller and each of the persons performing similar functions for our subsidiaries, are subject to our Code of Ethics.

We and each of our subsidiary companies have adopted a Statement of Policy Concerning Business Conduct applicable to our employees. Our Code of Ethics and Statement of Policy Concerning Business Conduct are available on our website at Hwww.lsb-okc.comH or in paper form upon request to our corporate secretary. We will post any amendments to these documents, as well as any waivers that are required to be disclosed pursuant to the rules of either the Securities and Exchange Commission or the NYSE, on our website.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, officers, and beneficial owners of more than 10% of our common stock to file with the Securities and Exchange Commission reports of holdings and changes in beneficial ownership of the Company’s stock. Based solely on a review of copies of the Forms 3, 4 and 5 and amendments thereto furnished to the Company with respect to 2008, or written representations that no Form 5 was required to be filed, we believe that during 2008 all directors and officers of the Company and beneficial owners of more than 10% of the Company’s common stock filed timely their required Forms 3, 4, or 5, except:

•	Jack Golsen, Barry Golsen, Steve Golsen, Sylvia Golsen, Linda Rappaport, SBL, LLC, and Golsen Family, LLC each inadvertently filed one late Form 4 to report three transactions;
•	James Murray inadvertently filed one late Form 4 to report one transaction;
•	Raymond Ackerman inadvertently filed two late Forms 5 to report four gifts;
•	Paul Rydlund and Linda Rappaport each inadvertently filed a late Form 3 to report their holdings of the Company’s securities;
•	Robert Butkin inadvertently filed one late Form 4 and one late Form 5 to report one transaction each; and
•	Bernard Ille, John Shelley, Raymond Ackerman, Charles Burtch, Donald Munson, Robert Brown, Ron Perry and Horace Rhodes each inadvertently filed one late Form 4 to report one transaction.

Compensation and Stock Option Committee

The Compensation and Stock Option Committee (the “Compensation Committee”) has three members and met six times during 2008.  The Committee is comprised of Messrs. Horace Rhodes (Chairman), Charles Burtch and Bernard Ille, who are non-employee, independent directors in accordance with the rules of the NYSE.  The Board has adopted a Compensation and Stock Option Committee Charter which governs the responsibilities of the Compensation Committee.  This charter is available on the Company’s website at Hwww.lsb-okc.comH, and is also available in paper form upon request to our corporate secretary.

The Compensation Committee’s responsibilities include, among other duties, the responsibility to:

•	establish the base salary, incentive compensation and any other compensation for the Company’s executive officers;
•
administer the Company’s management incentive and stock-based compensation plans, non-qualified death benefits, salary continuation and welfare plans, and discharge the duties imposed on the Compensation Committee by the terms of those plans; and

•	perform other functions or duties deemed appropriate by the Board.

Decisions regarding non-equity compensation of non-executive officers and executive officers named in the Summary Compensation Table (the “named executive officers”) other than the Chief Executive Officer and the President, are made by the Company’s Chief Executive Officer and presented for approval or modification by the Committee.

The agenda for meetings of the Compensation Committee is determined by its Chairman with the assistance of our Chief Executive Officer. Committee meetings are regularly attended by the Chief Executive Officer.  At each Compensation Committee meeting, the Compensation Committee also meets in executive session without the Chief Executive Officer.  The Committee’s Chairman reports to the Board the Compensation Committee’s recommendations on compensation for the Chief Executive Officer and the President.  The Chief Executive Officer may be delegated authority to fulfill certain administrative duties regarding the compensation programs.

The Compensation Committee has authority under its charter to retain, approve fees for, and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities.  If an outside consultant is engaged, the Compensation Committee reviews the total fees paid to such outside consultant by the Company to ensure that the consultant maintains its objectivity and independence when rendering advice to the Compensation Committee.  For 2008, no outside consultants were engaged by the Compensation Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

Our long-term success depends on our ability to efficiently operate our facilities, to continue to develop our product lines and technologies, and to focus on developing our product markets.  To achieve these goals, it is important that we be able to attract, motivate, and retain highly talented individuals who are committed to our values and goals.

The Compensation Committee has responsibility for the establishment in consultation with management, of our compensation philosophy for its senior executive officers and the implementation and oversight of a compensation program consistent with the philosophy. This group of senior executive officers includes the named executive officers, as well as our other executives.

A primary objective of the Compensation Committee is to ensure that the compensation paid to the senior executive officers is fair, reasonable, and competitive and provides incentives for superior performance.  The Compensation Committee is responsible for approval of all decisions for the direct compensation, including the base salary and bonuses, stock options and other benefit programs for the Company’s senior executive officers, including the named executive officers.

In general, the day to day administration of savings, health and welfare plans and policies are handled by a team of the legal and finance department employees. The Compensation Committee (or Board) remains responsible for key policy changes outside of the day to day requirements necessary to maintain these plans and policies.

Compensation Philosophy and Objectives

The Compensation Committee believes that the most effective executive compensation program rewards the executive’s achievements and contribution towards the Company achieving its long-term strategic goals. However, the Compensation Committee does not believe that executive compensation should be tied to specific numeric or formulaic financial goals or stock price achievement by the Company. The Compensation Committee recognizes that, given the volatility of the market in which we do business, our economic performance in any given time frame may not be an accurate measurement of our senior executive officer’s performance.

The Compensation Committee values both personal contribution and teamwork as factors to be rewarded. The Compensation Committee believes that it is important to align executives’ interests with those of stockholders through the use of stock option incentive programs. The Compensation Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain highly talented employees in key positions, and that compensation provided to key employees will remain competitive relative to our other senior executive officers. The Compensation Committee believes that executive compensation packages should include both cash and stock-based compensation, as well as other benefit programs to encourage senior executive officers to remain with the Company and have interests aligned with those of the Company. Based on the foregoing, the Committee bases it executive compensation program on the following criteria:

•	Compensation should be based on the level of job responsibility, executive performance, and Company performance.
•	Compensation should enable us to attract and retain key talent.
•	Compensation should be competitive with compensation offered by other companies that compete with us for talented individuals in our geographic area.
•	Compensation should reward performance.
•	Compensation should motivate executives to achieve our strategic and operational goals.

Setting Executive Compensation

The Committee sets annual cash and non-cash executive compensation to reward the named executive officers for achievement and to motivate the named executive officers to achieve long-term business objectives. The Compensation Committee is unable to use peer group comparisons in determining the compensation package because of the diverse nature of our lines of business. Although the Compensation Committee has not engaged outside consultants to assist in conducting its annual review of the total compensation program, it may do so in the future. The Compensation Committee consulted some generally available compensation information for companies of our size. The Compensation Committee did not engage consultants to prepare specialized reports for their use. The Compensation Committee considered base salary and current bonus awards in determining overall compensation. The Compensation Committee does not have a policy allocating long term and currently paid compensation. The Compensation Committee also considered the allocation between cash and non-cash compensation amounts, but does not have a specific formula or required allocation between such compensation amounts. The Compensation Committee compares the Chief Executive Officer’s total compensation to the total compensation of our other named executive officers over time. However, the Compensation Committee has not established a target ratio between total compensation of the Chief Executive Officer and the median total compensation level for the next lower tier of management. The Compensation Committee also considers internal pay equity among the named executive officers and in relation to next lower tier of management in order to maintain compensation levels that are consistent with the individual contributions and responsibilities of those executive officers. The Compensation Committee does not consider amounts payable under severance agreements when setting the compensation of the named executive officers.

Role of Executive Officers in Compensation Decisions

Our Chief Executive Officer annually reviews the performance of each of our named executive officers (other than the Chief Executive Officer and the President) and presents to the Compensation Committee recommendations with respect to salary, bonuses and other benefit items.  The Committee considers and reviews such recommendations in light of the Compensation Committee’s philosophy and objections and exercises its discretion in accepting or modifying the recommended compensation. In determining compensation for the Chief Executive Officer and the President, the Compensation Committee reviews the responsibilities and performance of each of them. Such review includes interviewing both the Chief Executive Officer and the President and consideration of the Compensation Committee’s observations of the Chief Executive Officer and the President during the applicable year.

2008 Executive Compensation Components

For the fiscal year ended December 31, 2008, the principal components of compensation for the named executive officers were:

•	base salary;
•	cash bonus;
•	death benefit and salary continuation programs; and
•	perquisites and other personal benefits.

The Compensation Committee did not award equity based compensation, such as stock options, to the named executive officers in 2008. As discussed below, the Compensation Committee awarded salary increases and bonuses to the named executive officers for 2008. Those awards were considered sufficient to provide competitively based incentives to our executives to advance company performance, without granting equity based compensation as well.

Base Salary

We provide the named executive officers and other senior executive officers with base salary to compensate them for services rendered during the year. We do not have a defined benefit or qualified retirement plan for our executives.  This factor is considered when setting the base compensation for senior executive officers.

Base salaries are determined for the named executive officers in the discretion of the Compensation Committee based upon the recommendations of the Chief Executive Officer’s assessment of the executive’s compensation, both individually and relative to the other senior executive officers and based upon an assessment of the individual performance of the executive during the proceeding year.  In determining the base salary for the Chief Executive Officer and the President, the Compensation Committee exercises its judgment based on its observations of such senior executive officers and the Compensation Committee’s assessment of such officers’ contribution to the Company’s performance and other leadership achievements. Although the Compensation Committee does not use specific profit targets to set base salaries or bonuses, the Compensation Committee awarded salary increases in 2008 based on the above criteria and with consideration of the profitable year.

Bonuses

The Compensation Committee may award cash bonuses to the named executive officers to reward outstanding performance. The Compensation Committee awarded bonuses to the named executive officers in 2008 based upon the Committee’s review of the performance and the recommendation of the Chief Executive Officer. No bonus is guaranteed, and there is no defined range of bonus amounts that the Compensation Committee may award. Bonus awards are made at the Compensation Committee’s discretion based upon an assessment of an individual’s overall contribution to the Company.

Death Benefit and Salary Continuation Plans

The Company sponsors non-qualified arrangements to provide a death benefit to the designated beneficiary of certain key employees (including certain of the named executive officers) in the event of such executive’s death (the “Death Benefit Plans”). We also have a non-qualified arrangement with certain key employees (including certain of the named executive officers) of the Company and its subsidiaries to provide compensation to such individuals in the event that they are employed by the Company at age 65 (the “Salary Continuation Plans”).

Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended December 31, 2008, are discussed in footnote (1) and included in column (i) of the “Summary Compensation Table.”

The Committee believes that the Death Benefit and Salary Continuation Plans are significant factors in:

•	enabling the Company to retain its named executive officers;
•	encouraging our named executive officers to render outstanding service; and
•	maintaining competitive levels of total compensation.

Perquisites and Other Personal Benefits

The Company and the Compensation Committee believe that perquisites are necessary and appropriate parts of total compensation that contribute to our ability to attract and retain superior executives. Accordingly, the Company and the Compensation Committee provided a limited number of perquisites that are reasonable and consistent with our overall compensation program. The Compensation Committee periodically reviews the levels of perquisites provided to the named executive officers.

We currently provide the named executive officers with the use of our automobiles, provide cell phones that are used primarily for business purposes, and pay the country club dues for certain of the executive officers.  The executive officers are expected to use the country club in large part for business purposes.

Severance Agreements

We have entered into change of control severance agreements with certain key employees, including the named executive officers. The severance agreements are designed to promote stability and continuity of senior management. Information regarding applicable payments under such agreements for the named executive officers is provided under the heading “Potential Payments Upon Termination or Change-In-Control,” beginning on page 21.

Employment Agreement

We have no employment agreements with our named executive officers, except with Jack E. Golsen, our Chief Executive Officer. The terms of Mr. Golsen’s employment agreement are described below under “Employment

Agreement,” beginning on page 17.  We believe that Mr. Golsen’s employment agreement promotes stability in our senior management and encourages Mr. Golsen to provide superior service to us.   The current term of the Employment Agreement expires March 21, 2011.

Amendments to Salary Continuation Plans, Severance Agreements and Employment Agreement

Effective December 17, 2008, our Board of Directors, based on the recommendation and approval of the Compensation Committee, approved the amendment of the following benefit plans in order to address, before December 31, 2008, the documentation requirements of Section 409A of the Internal Revenue Code (“Section 409A”):

•
Non-Qualified Benefit Plan Agreements, each dated January 1, 1992, between the Company and each of Barry H. Golsen, David M. Shear, and Steven J. Golsen, Chief Executive Officer of one of the Company’s subsidiaries and Chief Operating Officer of the Company’s Climate Control Business;

•
Severance Agreements, each dated January 17, 1989, between the Company and certain of our officers, including each of Jack E. Golsen; Barry H. Golsen; Tony M. Shelby; David R. Goss; and David M. Shear,   (whose Severance Agreement is dated September 25, 1991); and Steven J. Golsen, Chief Executive Officer of one of the Company’s subsidiaries and Chief Operating Officer of the Company’s Climate Control Business; and

•	Employment Agreement, dated March 21, 1996, as amended April 29, 2003 and May 12, 2005, between the Company and Jack E. Golsen.

The amendments primarily clarify and modify the dates on which certain types of benefits are provided, in order to comply with Section 409A. Where applicable, the amendments require that payments due to a “specified employee” (as such term is defined under Section 409A) upon separation from service must be delayed until the earlier of death or the expiration of a period of six months, among other revisions made to comply with Section 409A. Except as amended to address Section 409A, the agreements listed above are materially consistent with the respective pre-amendment agreements.

Ownership Guidelines

At this time, we have not established any guidelines which require our executive officers to acquire and hold our common stock. However, our named executive officers have historically acquired and maintained a significant ownership position in our common stock.

Tax and Accounting Implications

 Deductibility of Executive Compensation - Section 162(m) of the Internal Revenue Code, provides that we may not deduct compensation of more than $1,000,000 of employee remuneration for named executive officers.  However, the statute exempts qualifying performance-based compensation from the deduction limit when specified requirements are met.  In the past, we have granted non-qualifying stock options to the named executive officers that do not meet the performance-based compensation criteria and are subject to the Section 162(m) limitation.

As a result of the exercise of non-qualifying stock options, our reported compensation, for tax purposes, to Jack E. Golsen, Barry H. Golsen, and David M. Shear exceeded the Section 162(m) deductibility limits during 2008 and 2007 by $350,000 and $3,418,000, respectively.  For 2008, Barry H. Golsen’s compensation exceeded the deductibility limit by $350,000, which represents a cost to the company of $137,000 as a result of the lost tax deduction.  For 2007, Jack E. Golsen’s compensation exceeded the deductibility limit by $3,349,000, which represents a cost to the company of $1,306,000 as a result of the lost tax deduction, and David M. Shear’s compensation exceeded the deductibility limit by $69,000 which represents a cost to the company of $27,000 as a result of the lost tax deductions.

Accounting for Stock-Based Compensation – We account for stock-based payments, including our incentive and nonqualified stock options, in accordance with the requirements of SFAS 123(R).

Compensation and Stock Option Committee Report

The Compensation and Stock Option Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation and Stock Option Committee recommended to the Board that the Compensation Discussion and Analysis be included herein.

Submitted by the Compensation and Stock Option Committee of the Board of Directors.

Horace G. Rhodes, Chairman
Charles A. Burtch
Bernard G. Ille

The following table summarizes the total compensation paid or earned by each of the named executive officers for each of the three fiscal years in the period ended December 31, 2008.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (1)	Total ($)

Jack E. Golsen,
Chairman of the Board	2008	575,554	200,000	-	-	-	-	682,646	1,458,200
of Directors and	2007	523,400	50,000	-	-	-	-	645,010	1,218,410
Chief Executive Officer	2006	497,400	-	-	-	-	-	615,168	1,112,568

Tony M. Shelby,
Executive Vice President	2008	268,654	125,000					15,574	409,228
of Finance and Chief	2007	255,000	90,000	-	-	-	-	22,773	367,773
Financial Officer	2006	245,000	40,000	-	-	-	-	22,428	307,428

Barry H. Golsen,
Vice Chairman of the Board of
Directors, President, and	2008	479,446	175,000					27,546	681,992
President of the Climate Control	2007	433,100	100,000	-	-	-	-	22,191	555,291
Business	2006	413,600	40,000	-	-	-	-	9,515	463,115

David R. Goss,	2008	259,923	85,000					14,440	359,363
Executive Vice President of	2007	240,500	55,000	-	-	-	-	12,361	307,861
Operations	2006	233,000	35,000	-	-	-	-	14,146	282,146

David M. Shear,	2008	264,423	100,000					17,149	381,572
Senior Vice President and	2007	240,000	75,000	-	-	-	-	9,961	324,961
General Counsel	2006	225,000	35,000	-	-	-	-	4,628	264,628

(1) As discussed below under “1981 Agreements” and “2005 Agreement,” we entered into individual death benefit agreements in 1981 (amended in 2008 to comply with Section 409A) and a death benefit agreement in 2005. Reported compensation for the death benefit under these agreements is the greater of:

•	the expense incurred associated with our accrued death benefit liability; or
•	the pro rata portion of life insurance premium expense to fund the undiscounted death benefit.

Amounts accrued under these agreements are not paid until the death of the named executive officer.

As discussed below under “1992 Agreements”, we entered into benefit agreements in 1992 (and amended in 2008 to comply with Section 409A), which include a death benefit until the employee reaches age 65 or benefits for life commencing when the employee reaches age 65. Compensation reported for these benefits is the greater of:

•	the expense incurred associated with our accrued benefit liability or
•	the pro rata portion of life insurance premium expense to fund the undiscounted death benefit.

The amounts set forth under “All Other Compensation” are comprised of compensation relating to these agreements and perquisites for 2008, as follows:

1981 Agreements	1992 Agreements	2005 Agreement	Other (A)	Total
Jack E. Golsen		$204,856	$-	$466,533	$11,257	$682,646
Tony M. Shelby		$7,250	$-	$-	$8,324	$15,574
Barry H. Golsen		$2,593	$18,960	$-	$5,993	$27,546
David R. Goss		$4,854	$3,352	$-	$6,234	$14,440
David M. Shear	$	- -	$10,782	$-	$6,367	$17,149

(A) Amount relates to the personal use of automobiles, cell phones and country club dues.

We did not grant equity-based awards to the named executive officers during 2008, 2007 or 2006.

Employment Agreement

We have an employment agreement with Jack E. Golsen, which requires the Company to employ Mr. Golsen as an executive officer.  The employment agreement was amended in 2008 to comply with Section 409A. The employment agreement may be terminated by either party by written notice at least one year prior to the expiration of the then current term. The current term of the employment agreement expires March 21, 2011, but will be automatically renewed for up to three additional three-year periods. Under the terms of such employment agreement, Mr. Golsen shall:

•
be paid an annual base salary at his 1995 base rate, as adjusted from time to time by the Compensation and Stock Option Committee, but such shall never be adjusted to an amount less than Mr. Golsen’s 1995 base salary,

•	be paid an annual bonus in an amount as determined by the Compensation and Stock Option Committee, and
•	receive from the Company certain other fringe benefits (vacation; health and disability insurance).

The employment agreement provides that Mr. Golsen’s employment may not be terminated, except:

•	upon conviction of a felony involving moral turpitude after all appeals have been exhausted (“Conviction”),
•
Mr. Golsen’s serious, willful, gross misconduct or willful, gross negligence of duties resulting in material damage to the Company and its subsidiaries, taken as a whole, unless Mr. Golsen believed, in good faith, that such action or failure to act was in our or our subsidiaries’ best interest (“Misconduct”), and

•	Mr. Golsen’s death.

However, no termination for a Conviction or Misconduct may occur unless and until we have delivered to Mr. Golsen a resolution duly adopted by an affirmative vote of three-fourths of the entire membership of the Board of Directors at a meeting called for such purpose after reasonable notice given to Mr. Golsen finding, in good faith, that Mr. Golsen violated such item.

If Mr. Golsen’s employment is terminated for reasons other than due to a Conviction or Misconduct, then he shall, pursuant to the employment agreement, in addition to his other rights and remedies, receive and the Company shall pay to Mr. Golsen:

•
a cash payment, on the date of termination, a sum equal to the amount of Mr. Golsen’s annual base salary at the time of such termination and the amount of the last bonus paid to Mr. Golsen prior to such termination times the number of years remaining under the then current term of the employment agreement, and

•
provide to Mr. Golsen all of the fringe benefits that the Company was obligated to provide during his employment under the employment agreement for the remainder of the term of the employment agreement.

If there is a change in control (as defined in the severance agreement between Mr. Golsen and us as discussed below under “Severance Agreements” beginning on page 20), and within 24 months after such change in control Mr. Golsen is terminated, other than for Cause (as defined in the severance agreement), then in such event, the severance agreement with Mr. Golsen shall be controlling.

In the event Mr. Golsen becomes disabled and is not able to perform his duties under the employment agreement as a result thereof for a period of 12 consecutive months within any two-year period, the Company shall pay Mr. Golsen his full salary for the remainder of the term of the employment agreement and thereafter 60% of such salary until Mr. Golsen’s death.

1981 Agreements

During 1981, we entered into individual death benefit agreements (the “1981 Agreements”) with certain key employees (including certain of the named executive officers). As relating to the named executive officers, under the 1981 Agreements, the designated beneficiary of the officer will receive a monthly benefit for a period of 10 years if the officer dies while employed by us or one of our wholly-owned subsidiaries.  The 1981 Agreements provide that we may terminate the agreement as to any officer at anytime prior to the officer’s death.  We have purchased life insurance on the life of each officer covered under the 1981 Agreements to provide a source of funds for the Company’s obligations under the 1981 Agreements.  We are the owner and sole beneficiary of each of the insurance policies and the proceeds are payable to us upon the death of the officer.

The following table sets forth the amounts of annual benefits payable to the designated beneficiary or beneficiaries of the named executive officer’s under the 1981 Agreements.

Name of Individual	Amount of Annual Payment
Jack E. Golsen	$175,000
Tony M. Shelby	$35,000
Barry H. Golsen	$30,000
David R. Goss	$35,000
David M. Shear	N/A

1992 Agreements

During 1992, we entered into individual benefit agreements with certain of our or our subsidiaries key employees (including certain of the named executive officers) to provide compensation to such individuals in the event that they are employed by us or a subsidiary at age 65 (the “1992 Agreements”). The 1992 Agreements were amended in 2008 to comply with Section 409A. As relating to the named executive officers, under the 1992 Agreements, the officer is eligible to receive a designated benefit (“Benefit”) as set forth in the 1992 Agreements. The officer will receive the Benefit beginning at the age 65 for the remainder of the officer’s life. If prior to attaining the age 65, the officer dies while employed by us or one of our subsidiaries, the designated beneficiary of the officer will receive a monthly benefit (“Death Benefit”) for a period of ten years. The 1992 Agreements provide that we may terminate the agreement as to any officer at any time and for any reason prior to the death of the officer.  We have purchased insurance on the life of each officer covered under the 1992 Agreements.  We are the owner and sole beneficiary of each insurance policy, and the proceeds are payable to us to provide a source of funds for our obligations under the 1992 Agreements.  Under the terms of the 1992 Agreements, if the officer becomes incapacitated prior to retirement or prior to reaching age 65, the officer may request us to cash-in any life insurance on the life of such officer purchased to fund our obligations under the 1992 Agreements. Jack E. Golsen does not participate in the 1992 Agreements.

The following table sets forth the amounts of annual benefits payable to the named executive officers under the 1992 Agreements and the net cash surrender value of the associated life insurance policies at December 31, 2008.

Name of Individual	Amount of Annual Benefit	Amount of Annual Death Benefit	Amount of Net Cash Surrender Value
Jack E. Golsen	N/A	N/A	N/A
Tony M. Shelby	$15,605	N/A	$-
Barry H. Golsen	$17,480	$11,596	$33,490
David R. Goss	$17,403	N/A	$59,662
David M. Shear	$17,822	$7,957	$-

2005 Agreement

During 2005, we entered into a death benefit agreement (“2005 Agreement”) with Jack E. Golsen. This agreement replaced existing benefits that were payable to Mr. Golsen.  The 2005 Agreement provides that, upon Mr. Golsen’s death, we will pay to Mr. Golsen’s family or designated beneficiary $2.5 million to be funded from the net proceeds received by us under certain life insurance policies on Mr. Golsen’s life that were purchased and are owned by us.  The 2005 Agreement requires that we are obligated to keep in existence no less than $2.5 million of the stated death benefit.  The life insurance policies in force provide an aggregate stated death benefit to the Company, as beneficiary, of $7 million.

401(k) Plan

We maintain The LSB Industries, Inc. Savings Incentive Plan (the “401(k) Plan”) for the employees (including the named executive officers) of the Company and its subsidiaries, excluding employees covered under union agreements and certain other employees. As relating to the named executive officers, the 401(k) Plan is funded by the officer’s contributions.  We and our subsidiaries make no contributions to the 401(k) Plan for any of the named executive officers. The amount that an officer may contribute to the 401(k) Plan equals a certain percentage of the employee’s compensation, with the percentage based on the officer’s income and certain other criteria as required under Section 401(k) of the Internal Revenue Code.  We or our subsidiary deducts the amounts contributed to the 401(k) Plan from the officer’s compensation each pay period, in accordance with the officer’s instructions, and pays the amount into the 401(k) Plan pursuant to the officer’s election. The salary and bonus set forth in the Summary Compensation Table above include any amounts contributed by the named executive officers during the 2008, 2007 and 2006 fiscal years pursuant to the 401(k) Plan.

Outstanding Equity Awards At December 31, 2008

Options Awards (1)
(a)	(b)	(c)	(d)	(e)	(f)

Name	Number of Securities Underlying Unexercised Options (#) (2) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(2)
Jack E. Golsen	-	-	-	-	-
Tony M. Shelby	100,000 15,000	- -	- -	1.25 2.73	7/8/2009 11/29/2011
Barry H. Golsen	11,250	-	-	2.73	11/29/2011
David R. Goss	65,000 15,000	- -	- -	1.25 2.73	7/8/2009 11/29/2011
David M. Shear	-	-	-	-	-

(1)  There were no unvested stock awards at December 31, 2008.
(2)  Options expiring on July 8, 2009 were granted on July 8, 1999, and were fully vested on July 7, 2003.  Options expiring on November 29, 2011, were granted on November 29, 2001 and were fully vested on November 28, 2005.

Options Exercised in 2008 (1)

	Option Awards
(a)	(b)	(c)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(2) ($)
Jack E. Golsen	-	-
Tony M. Shelby	-	-
Barry H. Golsen	55,000	742,500
David R. Goss	35,000	338,800
David M. Shear	65,544	1,472,937

(1) There were no stock awards that vested in 2008.
(2) Value realized was determined using the difference between the exercise price of the options and the closing price of our common stock on the date of exercise.

Severance Agreements

We have entered into severance agreements with each of the named executive officers and certain other officers, which were amended in 2008 to comply with Section 409A. Each severance agreement provides (among other things) that if, within 24 months after the occurrence of our change in control (as defined) we terminate the officer’s employment other than for cause (as defined), or the officer terminates his employment for good reason (as defined), we must pay the officer an amount equal to 2.9 times the officer’s base amount (as defined). The phrase “base amount” means the average annual gross compensation paid by the Company to the officer and includable in the officer’s gross income during the most recent five year period immediately preceding the change in control. If the officer has been employed by us for less than five years, the base amount is calculated with respect to the most recent number of taxable years ending before the change in control that the officer worked for us.

The severance agreements provide that a “change in control” means a change in control of a nature that would require the filing of a Form 8-K with the SEC and, in any event, would mean when:
•
any individual, firm, corporation, entity, or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner, directly or indirectly, of 30% or more of the combined voting power of our outstanding voting securities having the right to vote for the election of directors, except acquisitions by:

•	any person, firm, corporation, entity, or group which, as of the date of the severance agreement, has that ownership, or
•
Jack E. Golsen, his wife; his children and the spouses of his children; his estate; executor or administrator of any estate, guardian or custodian for Jack E. Golsen, his wife, his children, or the spouses of his children, any corporation, trust, partnership, or other entity of which Jack E. Golsen, his wife, children, or the spouses of his children own at least 80% of the outstanding beneficial voting or equity interests, directly or indirectly, either by any one or more of the above-described persons, entities, or estates; and certain affiliates and associates of any of the above-described persons, entities, or estates;

•
individuals who, as of the date of the severance agreement, constitute our Board of Directors (the “Incumbent Board”) and who cease for any reason to constitute a majority of the Board of Directors except that any person becoming a director subsequent to the date of the severance agreement, whose election or nomination for election is approved by a majority of the Incumbent Board (with certain limited exceptions), will constitute a member of the Incumbent Board; or

•	the sale by us of all or substantially all of our assets.

Except for the severance agreement with Jack E. Golsen, the termination of an officer’s employment with us “for cause” means termination because of:
•	the mental or physical disability from performing the officer’s duties for a period of 120 consecutive days or one hundred eighty days (even though not consecutive) within a 360 day period;
•	the conviction of a felony;
•	the embezzlement by the officer of our assets resulting in substantial personal enrichment of the officer at the expense of the Company; or
•
the willful failure (when not mentally or physically disabled) to follow a direct written order from the our Board of Directors within the reasonable scope of the officer’s duties performed during the 60 day period prior to the change in control.

The definition of “Cause” contained in the severance agreement with Jack E. Golsen means termination because of:
•	the conviction of Mr. Golsen of a felony involving moral turpitude after all appeals have been completed; or
•	if due to Mr. Golsen’s serious, willful, gross misconduct or willful, gross neglect of his duties has resulted in material damages to the Company and its subsidiaries, taken as a whole, provided that:
no action or failure to act by Mr. Golsen will constitute a reason for termination if he believed, in good faith, that such action or failure to act was in our or our subsidiaries’ best interest, and
•	failure of Mr. Golsen to perform his duties hereunder due to disability shall not be considered willful, gross misconduct or willful, gross negligence of his duties for any purpose.

The termination of an officer’s employment with us for “good reason” means termination because of:
•
the assignment to the officer of duties inconsistent with the officer’s position, authority, duties, or responsibilities during the 60 day period immediately preceding the change in control or any other action which results in the diminishment of those duties, position, authority, or responsibilities;

•	the relocation of the officer;
•	any purported termination by us of the officer’s employment with us otherwise than as permitted by the severance agreement; or
•
in the event of a change in control, the failure of the successor or parent company to agree, in form and substance satisfactory to the officer, to assume (as to a successor) or guarantee (as to a parent) the severance agreement as if no change in control had occurred.

Except for the severance agreement with Jack E. Golsen, each severance agreement runs until the earlier of: (a) three years after the date of the severance agreement, or (b) the date of retirement from us; however, beginning on the first anniversary of the severance agreement and on each annual anniversary thereafter, the term of the severance agreement automatically extends for an additional one-year period, unless we give notice otherwise at least 60 days prior to the anniversary date. The severance agreement with Jack E. Golsen is effective for a period of three years from the date of the severance agreement; except that, commencing on the date one year after the date of such severance agreement and on each anniversary thereafter, the term of such severance agreement shall be automatically extended so as to terminate three years from such renewal date, unless we give notice otherwise at least one year prior to the renewal date.

Potential Payments Upon Termination or Change-In-Control(1)

The following table reflects the amount that would have been payable to each of the named executive officers under the applicable agreement if the respective trigger event had occurred on December 31, 2008.

Severance Pay Trigger Event

Name and Executive Benefit and Payments Upon Separation	Voluntary Termination ($)	Involuntary Other Than For Cause Termination ($)	Involuntary For Cause Termination ($)	Involuntary Other Than For Cause Termination - Change of Control ($)	Voluntary For Good Reason Termination - Change of Control ($)	Disability/ Incapacitation ($)	Death ($)

Jack E. Golsen:
Salary	-	1,294,996	-	1,684,973	1,684,973	3,246,125	-
Bonus	-	450,000	-	-	-	-	-
Death Benefits	-	-	-	-	-	-	4,250,000
Other	-	59,182	-	-	-	-	59,182

Tony M. Shelby:
Salary	-	-	-	925,222	925,222	-	-
Death Benefits	-	-	-	-	-	-	350,000
Other	240,794	-	-	-	-	-	-

Barry H. Golsen:
Salary	-	-	-	1,467,593	1,467,593	-	-
Death Benefits	-	-	-	-	-	-	415,962

David R. Goss:
Salary	-	-	-	864,770	864,770	-	-
Death Benefits	-	-	-	-	-	-	350,000
Other	256,752	-	-	-	-	-	-

David M. Shear:
Salary	-	-	-	834,392	834,392	-	-
Death Benefits	-	-	-	-	-	-	79,567

(1)  This amount does not include the amount realizable under outstanding stock options granted to the named executive officers, all of which are fully vested.  See “Outstanding Equity Awards at December 31, 2008.”

Compensation of Directors

In 2008, we compensated our non-employee directors for their services as directors on our Board. Directors who are employees of the Company receive no compensation for their services as directors.

The following table summarizes the compensation paid by us to our non-employee directors during the year ended December 31, 2008.

Director Compensation Table
(a)	(b)	(d)	(h)
Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($)(2)	Total ($)
Raymond B. Ackerman	40,000	344	40,344
Robert C. Brown, M.D.	40,000	344	40,344
Charles A. Burtch	40,000	344	40,344
Robert A. Butkin	39,500	344	39,844
Bernard G. Ille	40,000	344	40,344
Donald W. Munson	40,000	344	40,344
Ronald V. Perry	40,000	344	40,344
Horace G. Rhodes	40,000	344	40,344
John A. Shelley	40,000	344	40,344

(1) This amount includes as to each director, an annual fee of $13,000 for services as a director and $500 for each Board meeting attended during 2008. This amount also includes the following fees earned during 2008:
•	Mr. Ackerman received $25,000 for his services on the Audit Committee, Nominating and Corporate Governance Committee and Public Relations and Marketing Committee.
•
Dr. Brown received $25,000 for his services on the Benefits and Programs Committee. This amount does not include amounts paid by the Company to Dr. Brown for consulting services rendered by him or his affiliated medical group, which amounts are described under “Certain Relationships and Related Transactions, and Director Independence - Related Party Transactions,” beginning on page 29.

•	Mr. Burtch received $25,000 for his services on the Audit Committee and Compensation and Stock Option Committee.
•	Mr. Butkin received $25,000 for his services on the Business Development Committee.
•	Mr. Ille received $25,000 for his services on the Audit Committee, Compensation and Stock Option Committee, Nominating and Corporate Governance Committee and Public Relations and Marketing Committee.
•	Mr. Munson received $25,000 for his services on the Business Development Committee.
•	Mr. Perry received $25,000 for his services on the Public Relations and Marketing Committee.
•	Mr. Rhodes received $25,000 for his services on the Audit Committee, Compensation and Stock Option Committee and Nominating and Corporate Governance Committee.
•	Mr. Shelley received $25,000 for his services on the Audit Committee, Public Relations and Marketing Committee and Nominating and Corporate Governance Committee.

(2)  During the fourth quarter of 2008, our board of directors (with each recipient abstaining as to himself) approved the grants of 45,000 shares of non-qualified stock options to our non-employee directors under the 2008 Plan (the “2008 Non-Qualified Options”).  The exercise price of the 2008 Non-Qualified Options was equal to the market value of our common stock at the date of grant.  The 2008 Non-Qualified Options have a 10 year term and vest at the end of each one-year period at the rate of 16.5% per year for the first five years, with the remaining unvested options will vest at the end of the sixth year.  Pursuant to the terms of the 2008 Non-Qualified Options, if a termination event occurs, as defined, the non-vested 2008 Non-Qualified Options will become fully vested and exercisable for a period of one year from the date of the termination event.  The amount of director compensation relating to option awards is the expense recognized in 2008 relating to the 2008 Non-Qualified Options in accordance with SFAS 123(R).

Compensation Committee Interlocks and Insider Participation

The Compensation and Stock Option Committee has the authority to set the compensation of all of our officers. This Committee considers the recommendations of the Chief Executive Officer when setting the compensation of our officers. The Chief Executive Officer does not make a recommendation regarding his own salary, and does not make any recommendation as to the President’s salary. The members of the Compensation and Stock Option Committee are the following non-employee directors: Horace G. Rhodes (Chairman), Charles A. Burtch, and Bernard G. Ille. Neither Mr. Burtch, Mr. Ille nor Mr. Rhodes is, or ever has been, an officer or employee of the Company or any of its subsidiaries.

0BSECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth the information as of December 31, 2008, with respect to our equity compensation plans.

Equity Compensation Plan Information
Plan Category	N umber of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by stockholders (1)	1,145,100	$6.81	863,000
Equity compensation plans not approved by stockholders (2)	142,500	$1.48	-

Total	1,287,600	$6.22	863,300

(1) Stock Incentive Plan Receiving Stockholders' Approval in 2008  On May 5, 2008, our Board of Directors adopted our 2008 Incentive Stock Plan (the “2008 Plan”), which plan was approved by our shareholders at our annual meeting of shareholders held on June 5, 2008. The number of shares of our common stock available for issuance under the 2008 Plan is 1,000,000 shares, subject to adjustment. Under the 2008 Plan, awards may be made to any of our or our affiliated companies’ employees, officers or directors. An award may also be granted to any consultant, agent, advisor or independent contractor for bona fide services rendered to us or any affiliate (as defined in the 2008 Plan), subject to certain conditions. The 2008 Plan will be administered by the Compensation and Stock Option Committee.

During the fourth quarter of 2008, the Compensation and Stock Option Committee under the 2008 Plan approved the grants of 372,000 shares of qualified stock options to certain employees, and the Board of Directors (with each recipient abstaining as to himself) approved the grants of 45,000 shares of non-qualified stock options to our non-employee directors (the “2008 Options”). The exercise price of the 2008 Options ranged from $7.86 to $9.97 per share, which is based on the market value of our common stock on the date the 2008 Options were granted. The 2008 Options vest at the end of each one-year period at the rate of 16.5% per year for the first five years and the remaining unvested options will vest at the end of the sixth year.  Pursuant to the terms of the non-qualified stock options, if a termination event occurs, as defined, the non-vested stock options will become fully vested and exercisable for a period of one year from the date of the termination event.  Excluding the non-qualified stock options relating to a termination event, the 2008 Options expire during the fourth quarter of 2018.

Under SFAS 123(R), the fair value for the 2008 Options was estimated, using an option pricing model.  The total fair value for the 2008 Options was estimated to be approximately $1,503,000, or an average of $3.60 per share, using a Black-Scholes-Merton option pricing model.  During the fourth quarter of 2008, we began amortizing the total estimated fair value of the 2008 Options, primarily to SG&A, which will continue through the fourth quarter of 2014 (adjusted for forfeitures).  For 2008, we incurred stock-based compensation expense of $811,000, of which $42,000 relates to the 2008 Options.

(2) Non-Stockholder Approved Plans From time to time, the Compensation Committee and/or the Board of Directors has approved the grants of certain nonqualified stock options as the Board has determined to be in our best interest to compensate directors, officers, or employees for service to the Company. The exercise price of each such option is equal to the market value of our common stock at the date of grant and each option expires ten years from the grant date. All outstanding options under these plans were exercisable at December 31, 2008.

The equity compensation plans, which have not been approved by the stockholders, are the following:

•
On November 29, 2001, we granted to certain of our employees nonqualified stock options to acquire 102,500 shares of common stock in consideration of services to us. As of December 31, 2008, 22,500 shares remain exercisable at an exercise price of $2.73 per share.

•
On July 8, 1999, in consideration of services to us, we granted nonqualified stock options to acquire 371,500 shares of common stock at an exercise price of $1.25 per share to Jack E. Golsen (176,500 shares), Barry H. Golsen (55,000 shares) and Steven J. Golsen (35,000 shares), David R. Goss (35,000 shares), Tony M. Shelby (35,000 shares), and David M. Shear (35,000 shares) and also granted to certain other employees nonqualified stock options to acquire a total of 165,000 shares of common stock at an exercise price of $1.25 per share in consideration of services to us. As of December 31, 2008, 120,000 shares remain exercisable.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information as of April 8, 2009, regarding the ownership of our voting common stock and voting preferred stock by each person (including any “group” as used in Section 13(d)(3) of the Securities Act of 1934, as amended) that we know to be beneficial owner of more than 5% of our voting common stock and voting preferred stock. A person is deemed to be the beneficial owner of shares of the Company which he or she could acquire within 60 days of April 8, 2009.

Name and Address of Beneficial Owner	Title of Class	Amounts of Shares Beneficially owned (1)	Percent of Class+

Jack E. Golsen and certain members of his family (2)	Common Voting Preferred	4,750,009 1,020,000	(3) (4) (5)	21.4% 99.9%

Winslow Management Company LLC	Common	1,307,453		6.2%

+ Because of the requirements of the SEC as to the method of determining the amount of shares an individual or entity may own beneficially, the amount shown for an individual may include shares also considered beneficially owned by others. Any shares of stock which a person does not own, but which he or she has the right to acquire within 60 days of April 8, 2009 are deemed to be outstanding for the purpose of computing the percentage of outstanding stock of the class owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

(1) We based the information with respect to beneficial ownership on information furnished by the above-named individuals or entities or contained in filings made with the Securities and Exchange Commission or the Company’s records.

(2)  Includes Jack E. Golsen (“J. Golsen”) and the following members of his family: wife, Sylvia H. Golsen; son, Barry H. Golsen (“B. Golsen”) (a director, Vice Chairman of the Board of Directors, and President of the Company

and its climate control business); son, Steven J. Golsen (“S. Golsen”) (executive officer of several subsidiaries of the Company), Golsen Family LLC (“LLC”) which is wholly-owned by J. Golsen (45.92% owner), Sylvia H. Golsen (45.92% owner), B. Golsen (2.72% owner), S. Golsen (2.72% owner), and Linda F. Rappaport (2.72% owner and daughter of J. Golsen (“L. Rappaport”)), and SBL LLC (“SBL”) which is wholly-owned by the LLC (49% owner), B. Golsen (17% owner), S. Golsen (17% owner), and L. Rappaport (17% owner). J Golsen and Sylvia H. Golsen are the managers of the LLC and share voting and dispositive power over the shares beneficially owned by the LLC. J. Golsen and B. Golsen, as the only directors and officers of SBL, share the voting and dispositive power of the shares beneficially owned by SBL and its wholly owned subsidiary, Golsen Petroleum Corp (“GPC”). The address of Jack E. Golsen, Sylvia H. Golsen, and Barry H. Golsen is 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107; and Steven J. Golsen’s address is 7300 SW 44th Street, Oklahoma City, Oklahoma 73179. SBL’s address is 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107.

(3)  Includes (a) the following shares over which J. Golsen has the sole voting and dispositive power: (i) 4,000 shares that he has the right to acquire upon conversion of a promissory note; (ii) 263,320 shares of common stock owned of record by certain trusts for the benefit of B. Golsen, S. Golsen and L. Rappaport over which J. Golsen is the trustee of each of these trusts; and (iii) 200,406 shares held in certain trusts for the benefit of grandchildren and great grandchildren of J. Golsen and Sylvia H. Golsen over which J. Golsen is the trustee; (b) 653,976 shares owned of record by the LLC and 133,333 shares that the LLC has the right to acquire upon the conversion of 4,000 shares of the Series B Preferred owned of record by the LLC; (c) 296,639 shares over which B. Golsen has the sole voting and dispositive power, 533 shares owned of record by B. Golsen’s wife, over which he shares the voting and dispositive power, and 11,250 shares that he has the right to acquire within the next 60 days under the Company’s stock option plans; (d) 263,915 shares over which S. Golsen has the sole voting and dispositive power and 11,250 shares that he has the right to acquire within the next 60 days under the Company’s stock option plans; (e) 30,000 shares over which L. Rappaport has the sole voting and dispositive power and 36,400 shares that she has the right to acquire upon conversion of $1 million principal amount of the 2007 Debentures; (f) 1,632,099 shares owned of record by SBL, 400,000 shares that SBL has the right to acquire upon conversion of 12,000 shares of Series B Preferred owned of record by SBL, 250,000 shares that SBL has to right to acquire upon conversion of 1,000,000 shares of the Series D Preferred owned of record by SBL and 145,600 shares issuable shares upon the conversion of $4 million principal amount of the Company’s 5.5% Convertible Senior Subordinated Debentures Due 2012 owned of record by SBL, and (g) 283,955 shares owned of record by GPC, which is a wholly-owned subsidiary of SBL, and 133,333 shares that GPC has the right to acquire upon conversion of 4,000 shares of Series B Preferred owned of record by GPC, and (h) 36,400 shares issuable upon the conversion of $1 million principal amount of the Company’s 5.5% Convertible Senior Subordinated Debentures Due 2012 owned by L. Rappaport. Of the shares common stock owned directly by SBL, 825,397 shares are pledged as security for a loan. See “Certain Relationships and Related Transactions”.

(4)  J. Golsen and Sylvia H. Golsen disclaim beneficial ownership of the shares over which B. Golsen, S. Golsen and L. Rappaport each have sole voting and investment power.  Sylvia H. Golsen, B. Golsen, S. Golsen and L. Rappaport disclaim beneficial ownership of the shares that J. Golsen has sole voting and investment power over as noted in footnote (3)(a) above.  B. Golsen, S. Golsen and L. Rappaport disclaim beneficial ownership of the shares owned of record by the LLC, except to the extent of their respective pecuniary interest therein. S. Golsen and L. Rappaport disclaims beneficial ownership of the shares owned of record by SBL and GPC and all shares beneficially owned by SBL through the LLC, except to the extent of his pecuniary interest therein. L. Rappaport disclaims beneficial ownership of the shares over which her spouse has sole voting and investment power over.

(5)  Includes: (a) 4,000 shares of Series B Preferred owned of record by the LLC; (b) 12,000 shares of Series B Preferred owned of record by SBL; (c) 4,000 shares Series B Preferred owned of record by SBL’s wholly-owned subsidiary, GPC, over which SBL, J. Golsen, and B. Golsen share the voting and dispositive power and (d) 1,000,000 shares of Series D Preferred owned of record by SBL.

Security Ownership of Management

The following table sets forth certain information obtained from our directors and executive officers as a group as to their beneficial ownership of our voting common stock and voting preferred stock as of April 8, 2009.

Name of Beneficial Owner	Title of Class	Amount of Shares Beneficially Owned (1)	Percent of Class+
Raymond B. Ackerman	Common	16,450	(2)	*

Robert C. Brown, M.D.	Common	61,669	(3)	*

Charles A. Burtch	Common	1,000	(4)	*

Robert A. Butkin	Common	1,000	(5)	*

Barry H. Golsen	Common Voting Preferred	3,940,718 1,020,000	(6) (6)	17.8 99.9	% %

Jack E. Golsen	Common Voting Preferred	4,100,022 1,020,000	(7) (7)	18.5 99.9	% %

David R. Goss	Common	251,594	(8)	1.2%

Bernard G. Ille	Common	30,000	(9)	*

Jim D. Jones	Common	135,252	(10)	*

Donald W. Munson	Common	6,740	(11)	*

Ronald V. Perry	Common	-		-

Horace G. Rhodes	Common	16,500	(12)	*

David M. Shear	Common	95,581	(13)	*

Tony M. Shelby	Common	220,810	(14)	1.0%

John A. Shelley	Common	2,830	(15)	*

Michael G. Adams	Common	21,304	(16)	*

Harold L. Rieker, Jr.	Common	3,500	(17)	*

Directors and Executive Officers as a group number (17 persons)	Common Voting Preferred	5,272,674 1,020,000	(19)	23.4 99.9	% %

* Less than 1%.
+ See footnote “+” to the table under “Security Ownership of Certain Beneficial Owners.”

(1)   We based the information, with respect to beneficial ownership, on information furnished by each director or officer, contained in filings made with the SEC, or contained in our records.

(2)   This amount includes 1,450 shares held by Mr. Ackerman’s trust over which Mr. Ackerman possesses sole voting and dispositive power and 15,000 shares are held in a trust owned by Mrs. Ackerman, of which Mrs. Ackerman is trustee.

(3)   This amount includes (a) 61,160 shares held in a joint account owned by a trust, of which Dr. Brown’s wife is the trustee, and by a trust, of which Dr. Brown is the trustee. As trustees, Dr. Brown and his wife share voting and dispositive power over these shares. The amount also includes 509 shares held in a profit sharing plan of which Dr. Brown is the trustee and holds voting and dispositive power over the shares. The amount shown does not include shares owned directly, or through trusts, by the children of Dr. Brown and the son-in-law of Dr. Brown, David M. Shear, all of which Dr. Brown disclaims beneficial ownership.

(4)   Mr. Burtch has the sole voting and dispositive power over these shares.

(5)   These shares are held in certain trusts over which Mr. Butkin has voting and dispositive power.

(6)   See footnotes (3), (4), and (5) of the table under “Security Ownership of Certain Beneficial Owners” for a description of the amount and nature of the shares beneficially owned by B. Golsen.

(7)   See footnotes (3), (4), and (5) of the table under “Security Ownership of Certain Beneficial Owners” for a description of the amount and nature of the shares beneficially owned by J. Golsen.

(8)   Mr. Goss has the sole voting and dispositive power over these shares, which include 600 shares held in a trust of which Mr. Goss is trustee and 80,000 shares that Mr. Goss may acquire pursuant to currently exercisable stock options.

(9)   The amount includes (a) 25,000 shares of common stock, including 15,000 shares that Mr. Ille may purchase pursuant to currently exercisable non-qualified stock options, over which Mr. Ille has the sole voting and dispositive power, and (b) 5,000 shares owned of record by Mr. Ille’s wife, voting and dispositive power of which are shared by Mr. Ille and his wife.

(10)  Mr. Jones and his wife share voting and dispositive power over these shares, which include 115,000 shares that Mr. Jones may acquire pursuant to currently exercisable stock options.

(11)  Mr. Munson has the sole voting and dispositive power over these shares.

(12)  The amount includes (a) 16,000 shares of common stock over which Mr. Rhodes has the sole voting and dispositive power including 15,000 shares held by a trust, and (b) 500 shares held by a revocable trust over which Mr. Rhodes’ wife has voting and dispositive power.

(13)  These shares are held in a joint account owned by Mr. Shear’s revocable trust of which Mr. Shear is the trustee and by Mr. Shear’s spouse’s revocable trust of which his spouse is the trustee.  As trustees, Mr. Shear and his wife share voting and dispositive power over these shares. This amount does not include, and Mr. Shear disclaims beneficial ownership of the shares beneficially owned by Mr. Shear’s wife, which consist of 8,988 shares, the beneficial ownership of which is disclaimed by her, that are held by trusts of which she is the trustee.

(14)   Mr. Shelby has the sole voting and dispositive power over these shares, which include 115,000 shares that Mr. Shelby may acquire pursuant to currently exercisable stock options plans.

(15)   Mr. Shelley has the sole voting and dispositive power over these shares.

(16)   This amount includes 11,304 shares held by Mr. Adams’ trust over which Mr. Adams possesses sole voting and dispositive power, and 10,000 shares that Mr. Adams may acquire pursuant to currently exercisable stock options.

(17)   Mr. Rieker has the sole voting and dispositive power over these shares, which include 3,100 shares that Mr. Rieker may acquire pursuant to currently exercisable stock options.

(18)   The shares of common stock include 349,350 shares of common stock that executive officers and directors have the right to acquire within 60 days under our stock option plans and 1,066,266 shares of common stock that executive officers, directors, or entities controlled by our executive officers and directors, have the right to acquire within 60 days under other convertible securities.

Securities and Exchange Commission

We have previously disclosed in our periodic reports that the SEC was conducting an informal inquiry of us relating to the change in inventory accounting from LIFO to FIFO during 2004 involving approximately $500,000 by one of our subsidiaries, which change resulted in the restatement of our financial statements for each of the three years in the period ended December 31, 2004 and our March 31, 2005 and June 30, 2005 quarterly financial statements.  Pursuant to discussions with the staff of the SEC, we have executed an offer of settlement, which offer of settlement is subject to the approval by the SEC.  Under the offer of settlement, we would consent, without admitting or denying the SEC’s findings, to an order pursuant to Section 21(c) of the Securities Act of 1934. Pursuant to the offer of settlement, we would agree to cease and desist from committing or causing any violations and any future violations of Sections 13(a), 13(b)(2)(A), and Section 13(b)(5) of the Securities Exchange Act of 1934, as amended, and Rules 13a-1 and 13a-13 thereunder. The offer of settlement would not result in any fines or other monetary penalties.  In addition, our former Principal Accounting Officer and Controller, Jim D. Jones, who resigned from those positions on August 15, 2008, but continues to serve as our Senior Vice President and Treasurer, and has separate counsel, also executed an offer of settlement and stated in the offer of settlement that he would agree to cease and desist from committing and causing any violations and any future violations of Sections 13(b)(2)(A) and 13(b)(5) of the Exchange Act and Exchange Act Rule 13b2-1 and from causing any violations and future violations of Sections 13(a) and Rules 13a-1 and 13a-13. Under our former Principal Accounting Officer’s offer of settlement, there would also be a finding of a violation by him of Section 4C(a)(3) of the Exchange Act and Rule 102(e)(1)(iii) of the Commission’s Rules of Practice, and he would further agree not to appear or practice before the SEC as an accountant, subject to submitting application for reinstatement two years after the date of the final order. Under the terms of his offer of settlement, our former Principal Accounting Officer would not be required to pay any fines or other monetary penalties. The offers of settlement, as executed by LSB and our former Principal Accounting Officer, are subject to approval by the SEC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,
AND DIRECTOR INDEPENDENCE

Family Relationships

Jack E. Golsen is the father of Barry H. Golsen and the brother-in-law of Robert C. Brown. Robert C. Brown is the uncle of Barry H. Golsen. David M. Shear is the nephew by marriage to Jack E. Golsen and son-in-law of Robert C. Brown. Although not executive officers or directors of the Company, Steve J. Golsen, the son of Jack E. Golsen, brother of Barry H. Golsen, and the nephew of Robert C. Brown, is the Chief Operating Officer of our Climate Control Business, and Heidi Brown Shear, Vice President and Managing Counsel of the Company, is the daughter of Robert C. Brown and spouse of David M. Shear.

Policy as to Related Party Transaction

Pursuant to the Audit Committee Charter, our Audit Committee is to review any related party transactions involving any of our directors and executive officers. The following related party transactions were reviewed by the Audit Committee or the Board of Directors as a whole.

Related Party Transactions

Golsen Group

During the fourth quarter of 2008, the Golsen Group acquired from an unrelated third party $5,000,000 of our 5.5% Convertible Senior Subordinated Debentures Due 2012. As a result, during the first quarter of 2009, we paid interest of $137,000 relating to the debentures held by the Golsen Group. At March 31, 2009, accrued interest of $68,750 relates to the portion of debentures held by the Golsen Group.

During 2008, the Company remodeled their offices and incurred costs of $18,000 for the replacement of carpet involving a company (“Designer Rugs”) owned by Linda Golsen Rappaport, the daughter of Jack E. Golsen, our Chairman and Chief Executive Officer, and sister of Barry H. Golsen, our President.

During 2008, the Golsen Group paid us approximately $9,400 for the use of office space in our corporate offices, which is currently approximately 1,200 square feet.

Steven J. Golsen, Chief Operating Officer of our Climate Control Business, 2008 compensation was approximately $445,000, which included $160,000 bonus and $6,000 automobile allowance.  In addition, Steven J. Golsen realized approximately $473,000 value in 2008 from the exercise of non-qualified stock options. Heidi Brown Shear, Vice President and Managing Counsel to the Company, 2008 compensation was approximately $155,000, which included $35,000 bonus and $3,900 automobile allowance. In addition, Heidi Brown Shear realized approximately $295,000 value in 2008 from the exercise of qualified stock options.

Cash Dividends

In March 2008, we paid the dividends totaling approximately $240,000 and $60,000 on our Series B Preferred and our Series D Preferred, respectively, all of the outstanding shares of which are owned by the Golsen Group.

In March 2009, we paid the dividends totaling $240,000 and $60,000 on our Series B Preferred and our Series D Preferred, respectively, all of the outstanding shares of which are owned by the Golsen Group.

Northwest

Northwest Internal Medicine Associates (“Northwest”), a division of Plaza Medical Group, P.C., has an agreement with the Company to perform medical examinations of the management and supervisory personnel of the Company and its subsidiaries. Each year, we pay Northwest $2,000 a month to perform such examinations, under the agreement. Dr. Robert C. Brown (a director of the Company) is Vice President and Treasurer of Plaza Medical Group, P.C.  In addition, Dr. Brown receives a fee of $2,000 per month to perform medical director consulting services for the Company in connection with the Company’s self-insured health plan and workmen’s compensation benefits.

Board Independence

The Board of Directors has affirmatively determined that each of Messrs. Ackerman, Burtch, Butkin, Ille, Munson, Rhodes, Perry and Shelley has no material relationship with the Company either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Directors responded to a questionnaire asking about their relationships with us (and those of their immediate family members) and other potential conflicts of interest. In addition, the Board of Directors reviewed and considered information related to transactions, relationships, or arrangements between us and the Directors or parties related to the directors and determined that each of the Directors listed above are independent, and that the members of the Audit, Compensation, and Nominating Committees meet the independence tests of the NYSE and the SEC.

AVAILABLE INFORMATION

We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters.

Copies of such reports, proxy statements and other information may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at Room 1024, 100 Fifth Street, N.E., Judiciary Plaza, Washington, D.C. 20549. For further information concerning the SEC’s public reference room, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the internet at Hwww.sec.govH.

A copy of the Company’s 2008 Annual Report accompanies this proxy statement, which Annual Report includes the Company’s 2008 Form 10-K.  Copies of exhibits to the Form 10-K are available upon request, but a reasonable fee per page will be charged to the requesting stockholder.

Requests for documents relating to us should be directed to:

Director - Communications Department
c/o LSB Industries, Inc.
16 South Pennsylvania Avenue
Post Office Box 754
Oklahoma City, Oklahoma  73101

Whether or not you plan to attend, you are urged to complete, date and sign the enclosed proxy card and return it in the accompanying envelope or follow the instructions provided for voting by phone or via the Internet, if applicable. Prompt response will greatly facilitate arrangements for the meeting, and your cooperation is appreciated. Stockholders who attend the meeting may vote their shares personally even though they have sent in their proxy cards or voted by phone or the Internet.

IMPORTANT NOTICE REGARDING THE AVAILABILTY OF PROXY MATERIALS FOR THE
2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 4, 2009

          The Company’s Notice of Annual Meeting of Stockholders, Proxy Statement for the 2009 Annual Meeting of Stockholders and Annual Report for the year ended December 31, 2008 are available at Hwww.envisionreports.com/LXUH.

By Order of the Board of Directors,
David M. Shear
Secretary and General Counsel

May 11, 2009

LSB INDUSTRIES, INC.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by
1:00 a.m., Central Time, on June 4, 2009.
Vote by Internet
• Log on to the Internet and go to
   www.envisionreports.com/LXU
• Follow the steps outlined on the secured website.
   Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United
   States, Canada & Puerto Rico any time on a touch tone
   telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED
ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:
                    For Withhold                    For Withhold                For Withhold
01 - Robert C. Brown        [ ]         [ ]         02 - Barry H. Golsen        [ ]         [ ]      03 - David R. Goss     [ ]         [ ]

                    For Withhold
04 - John A. Shelley          [ ]        [ ]

                                        For   Against  Abstain
2. The ratification of the Audit Committee appointment of           [ ]         [ ]           [ ]         3. In their discretion, the proxies are authorized to vote upon such
    Ernst & Young, LLP, as the Company's independent                            Other business as may property come before the meeting.
    registered public accounting firm for 2009.

B Non-Voting Items

Change of address - Please print your new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Persons signing in a fiduciary capacity should indicate that fact and give their full title. If a corporation, please sign in the full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person. If joint tenants, both persons should sign.

Date (mm/dd/yyyy) – Please print date below.                              Signature 1 - Please keep signature within the box.                            Signature 2 - Please keep signature within the box.

________________________________________                   ________________________________________                       ________________________________________

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 4, 2009

The Company’s Notice of Annual Meeting of Stockholders, Proxy Statement for the 2009 Annual Meeting of Stockholders and Annual Report for the year ended December 31, 2008 are available at www.envisionreports.com/LXU.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy -  LSB INDUSTRIES, INC.

PROXY FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERSTHIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSThe undersigned hereby appoints Jack E. Golsen, Tony M. Shelby, Barry Golsen and each of them, the undersigned’s proxy, with full power of substitution, to attend the annual meeting of the shareholders of LSB Industries, Inc. (the “Company”) on Thursday, June 4, 2009, at 11:30 a.m., Central Daylight Time, at the Company’s offices located at 16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107, and at any adjournment of that meeting and to vote the undersigned’s shares of the Common Stock, Convertible Noncumulative Preferred Stock, 12% Series B Cumulative Convertible Preferred Stock, and Series D 6% Cumulative Convertible Preferred Stock, all of which vote as single class, as designated on the reverse side.

Please sign exactly as your name appears hereon, date and return this Proxy Card promptly, using the self-addressed, prepaid envelope enclosed for your convenience.  Please correct your address before returning this Proxy Card.

The persons named as proxies hereon will vote the shares of stock represented by this Proxy Card in accordance with the specifications made in Items1 and 2. If the undersigned makes no specification, the persons named as proxies on the reverse side will vote the shares “FOR” Items 1 and 2.

(CONTINUED ON REVERSE SIDE)